Exhibit 99.1

Press Release

At the Company	At Financial Relations Board
Terry Nicklin	John C. McNamara
Marketing Director	+1 212-827-3771
CDT Ltd

jmcnamara@financialrelationsboard.com
Tel: +44 1954 713656
Fax: +44 1954 713620
tnicklin@cdtltd.co.uk

Cambridge Display Technology Announces Financial Results

for Fiscal 2004

2004 Highlights

•	Completed initial public offering on Nasdaq of 2,500,000 shares of common stock in December 2004; raised approximately $25 million in net proceeds

•	Reported revenues of $13.3 million for the year, an increase of 24% from $10.7 million in 2003

•	2003 revenues included sales from Litrex, a subsidiary which was deconsolidated part way through 2003. Excluding Litrex sales, 2004 revenues are 65% higher than the previous year

CAMBRIDGE, United Kingdom, March 8, 2005 — Cambridge Display Technology, Inc. (Nasdaq: OLED) today reported its financial results for the year ended December 31, 2004. The Company is a pioneer in the development of polymer light emitting diode technology. In December 2004, the Company completed its initial public offering.

The Company reported strong fourth quarter revenues of $7.8 million. Total revenues for the full year were $13.3 million in 2004, an increase of $2.6 million, or 24% over 2003 total revenues of $10.7 million. The Company noted that following the sale of 50% of the equity of its ink jet printing equipment subsidiary, Litrex, in August 2003, revenues from Litrex ceased to be consolidated. Excluding Litrex revenues from the Company’s 2003 total revenues, the year-over-year revenue increase was 65%.

The Company reported a net loss of $5.7 million for the fourth quarter, which included $5.8 million in stock compensation expense. For the full year the loss before cumulative effect of accounting change was $22.6 million (note 1) in 2004. Excluding the stock compensation expense, the net loss was $16.8 million for 2004, compared with $22.8 million in 2003.

Cash used in operations improved significantly from $14.1 million in 2003 to $6.1 million in 2004, a reduction of 57%, due in part to an increase of $4.4 million in accounts payable. Capital expenditures were $3.6 million in 2003 and $2.4 million in 2004. The Company’s cash and cash equivalents were $26.9 million at December 31, 2004.

Details of revenues and expenses

Revenues from license fees and royalties grew to $6.8 million from $4.3 million in 2003, an increase of 58%. Of these revenues, royalties increased to $2.6 million in 2004 from $0.4 million in 2003. The Company is also reporting $0.9 million of other license-related revenues in 2004 (see Note 2).

There was a significant increase in the number of technology transfer and development contracts in 2004, and Technology Services and Development revenues grew by $1.2 million from $3.8 million in 2003 to $5.0 million in 2004. Significant growth is expected in the combined Technology Services and Development and Equipment and Supplies lines in 2005 as a result of contracts that have already been entered into, which involve the supply of ink jet printing equipment as well as Technology Transfer.

Research and development expenses decreased from $16.8 million in 2003 to $14.2 million in 2004, a reduction of 16%. CDT maintains a high level of investment in R&D and technical support for revenue-generating projects; see note 3.

Selling, general and administrative expense increased from $12.8 million in 2003 to $18.8 million in 2004. The principal reason for this increase was $5.8 million in stock compensation expense relating to the Company’s award of restricted stock units under the terms of its Special Bonus Plan during the fourth quarter of 2004.

David Fyfe, the Company’s Chairman and Chief Executive Officer, comments: “We are pleased with our operating performance for the fourth quarter and 2004. The nature of CDT’s business and its current stage of development mean that revenues will vary from quarter to quarter as licensing and other contract negotiations are concluded. We are particularly pleased with the strong year-over-year sales growth when the Litrex sales are excluded for 2003”.

Fyfe adds: “We now have the financial resources to pursue our aggressive strategy of enhancing the attractiveness of our P-OLED technology. 2004 has seen a significant strengthening of our business of transferring manufacturing systems technology to our licensees and potential licensees, showing that we are on the cutting edge of development of the technology. We have also made tremendous progress in enhancing the lifetime of the P-OLED materials – green and red colors as well as the critical blue color. Our deepening relationship with Sumitomo Chemical is a tribute to their regard for our light emitting polymer development skills”.

Outlook

The Company believes that revenue has the potential to grow at a healthy pace in 2005, while the negotiation of any new licenses would add further upside potential.

The Company will be holding a conference call to discuss these results. Interested investors may listen to a live web cast on Wednesday, March 9, 2005 at 08:00 ET, 13:00 GMT. This call can also be accessed through the internet at www.fulldisclosure.com. Replay of the conference call will be available until March 16, 2005; access is by dialing 800-405-2236 - conference code 11024873.

The financial results included in this press release are unaudited. The complete, audited financial statements of the Company for the fiscal year ended December 31, 2004 will be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

Note 1: Net loss before cumulative effect of accounting change was $22.6 million in 2004 compared with $22.8 million in 2003. In 2004 the Company reported a $12.2 million loss due to the cumulative effect of an accounting change, namely, accounting for the acquisition of CDT Oxford in October 2002 which was not consolidated as a subsidiary until January 2004.

Note 2: The Company is reporting $0.9 million of other license related revenues, which relate to the re-sale by the Company to a third party of certain rights to intellectual property that the Company had previously acquired from that third party.

Note 3: $0.5 million of this reduction was due to higher income from government grants, $2.4 million was due to Litrex’s R&D no longer being included and an increase of $1.0 million was due to CDT Oxford’s R&D being consolidated for the first time. The remaining net reduction of $0.7 million was due to more effort being expended in support of revenue-generating projects, which is reported as cost of sales.

About CDT

Cambridge Display Technology is a pioneer in the research, development and commercialization of light emitting polymers (P-OLEDs), which are targeted for use in a wide range of electronic display products used for information management, communications and entertainment. Features include reduced power consumption, size, thickness and weight, wide viewing angle, superior video imaging performance and the potential for use on flexible display substrates. Current CDT licensees are actively developing their manufacturing strategies. Founded in 1992, the Company is headquartered in Cambridge, UK, and listed on the Nasdaq National Market under the ticker symbol “OLED.”

http://www.cdtltd.co.uk

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of federal securities laws. Statements contained in this press release that are not historical facts or that concern the Company’s possible or assumed future results of operations are “forward-looking statements” and their presence may be indicated by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” the negative thereof and similar expressions. There can be no assurance that future developments affecting the Company and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that will cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Company’s ongoing and future research and development activities, as well as those of its licensees; the Company’s ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company’s P-OLED technology by its licensees; the willingness of the Company’s manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company’s technology; the future demand for products using the Company’s P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company’s ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company’s ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; and the Company’s future capital requirements and its ability to obtain additional financing when needed. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The information referred to above, as well as the risks to the Company’s business described in its Prospectus filed with the SEC on December 17, 2004 pursuant to Rule 424(b)(4) of the Securities Act of 1933, should be considered by readers when reviewing forward-looking statements contained in this release.

Cambridge Display Technology, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,
	2004	2003
	(in thousands, except for share information)
Assets
Current assets:
Cash and cash equivalents	$26,892	$10,400
Marketable Securities	1,151	—
Accounts receivable	1,458	1,433
Due from affiliates	107	2,603
Taxes receivable	3,984	2,313
Prepaid expenses and other current assets	6,902	2,553

Total current assets	40,494	19,302
Property, equipment and leasehold improvements, net	15,995	19,666
Investment in affiliates	2,574	10,180
Goodwill	65,612	58,735
Other intangible assets, net	4,477	5,987

Total assets	$129,152	$113,870

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,604	$4,222
Deferred revenue	6,936	948
Other current liabilities	109	—

Total current liabilities	15,649	5,170

Deferred revenue	800	1,431
Deferred proceeds on sale of subsidiary stock	5,785	5,785
Other liabilities	480	229
Commitments and contingencies

Series A redeemable convertible preferred stock, voting, $0.01 par value, — and 6,000 authorized, issued and outstanding in 2004 and 2003, respectively	—	7,897
Series B redeemable convertible preferred stock, voting, $0.01 par value, — and 25,871 authorized, issued and outstanding in 2004 and 2003, respectively	—	30,590
Common shareholders’ equity:
Class A common stock, voting, $0.01 par value, 27,000,000 shares authorized, 19,485,483 and 16,251,346 shares issued and outstanding in 2004 and 2003, respectively	195	163
Class B common stock, nonvoting, $0.01 par value — shares authorized — and 311,692 shares issued and outstanding in 2004 and 2003	—	3
Additional paid-in capital	273,079	185,379
Deferred compensation	(9,266)	(1)
Common stock subscribed	(3,163)	(3,163)
Accumulated other comprehensive loss	(514)	(506)
Accumulated deficit	(153,893)	(119,107)

Total common shareholders’ equity	106,438	62,768

Total liabilities and shareholders’ equity	$129,152	$113,870

Cambridge Display Technology, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	2004	2003
Operating revenues:
License fees and royalties	$6,791	$4,314
Other license related	900	—
Technology services and development	4,982	3,758
Litrex revenue	—	2,608
Equipment and supplies	613	—

Total operating revenues	13,286	10,680

Cost of sales:
License fees and royalties	186	245
Other license related	9	—
Technology services and development	1,481	109
Litrex revenue	—	1,173
Equipment and supplies	318	—

Total cost of sales	1,994	1,527

Gross profit	11,292	9,153

Operating expenses:
Research and development expenses	14,181	16,841
Selling, general and administrative expenses	18,751	12,769
Amortization of intangibles acquired	1,580	1,625

Total operating expenses	34,512	31,235

Loss from operations	(23,220)	(22,082)

Other income (expense):
Equity in loss of CDT Oxford	—	(2,355)
Equity in loss of Arborescent	(85)	—
Equity in loss of Litrex	(2,461)	(1,284)
Currency Translation Adjustments	1,045	1,603
Other income	210	—
Interest income	347	415
Interest expense	(36)	(6)

Total other income (expense)	(980)	(1,627)

Loss before benefit for income taxes	(24,200)	(23,709)
Benefit for income taxes	1,615	932

Loss before cumulative effect of accounting change	$(22,585)	$(22,777)
Cumulative effect of accounting change	(12,200)	—

Net Loss	(34,785)	(22,777)
Accretion of preferred stock	(38,766)	(6,771)

Net loss attributable to common shareholders	$(73,551)	$(29,548)

Net loss per common share (basic and diluted)	$(7.40)	$(3.04)

Weighted average number of common shares outstanding (basic and diluted)	9,944	9,705